Exhibit 99.3

FOR IMMEDIATE RELEASE	Contact:	Claire M. Gulmi Executive Vice President and Chief Financial Officer (615) 665-1283
AMSURG COMPLETES DEBT REFINANCING

SECURES 5-YEAR, $375 MILLION REVOLVING CREDIT FACILITY AND
10-YEAR $75 MILLION SENIOR NOTES
NASHVILLE, Tenn. — (June 1, 2010) — AmSurg Corp. (NASDAQ: AMSG), today announced that it has completed a new revolving credit facility that permits the Company to borrow up to $375 million and matures in May 2015. In addition, the Company has also completed the private placement of $75 million in senior notes maturing in 2020, for which the Company will pay the counterparty a fixed rate of 6.04% of the amount outstanding. The new revolving credit facility replaces the Company’s previous $300 million revolving credit facility, which was scheduled to mature in July 2011. At the completion of the agreement, the Company had approximately $210 million outstanding under the new revolving credit facility. Consistent with its previously announced financial guidance for 2010, AmSurg expects the refinancing will have a negative impact on 2010 results of approximately $0.11 per diluted share.
     Christopher A. Holden, President and Chief Executive Officer of AmSurg, remarked, “We are pleased to have completed this refinancing, which significantly expands our credit availability and extends its maturity. We anticipate that our new facility and debt structure, along with our substantial operating cash flow, will leave us well positioned to fund our acquisition strategy for the foreseeable future.”
     SunTrust Robinson Humphrey acted as Left-lead Arranger and Bookrunner for the revolving credit facility with Regions Capital Markets and Banc of America Securities serving as Joint Lead Arrangers and Joint Bookrunners. The Company placed the senior notes with Prudential Capital Group.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other filings with the Securities and Exchange Commission, including the following risks: adverse impacts on the Company’s business associated with current and future economic conditions; the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; adverse developments affecting the medical practices of the Company’s physician partners; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues by increasing procedure volume while maintaining its operating margins and profitability at its existing
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AMSG Completes Debt Refinancing

June 1, 2010
centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; adverse weather and other factors that may affect the Company’s surgery centers; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; potential liabilities associated with the Company’s status as a general partner of limited partnerships; liabilities for claims brought against our facilities; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the potential write-off of the impaired portion of intangible assets; and potential liability relating to the tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
     AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. At March 31, 2010, AmSurg owned a majority interest in 203 continuing centers in operation and had one center under development.
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